Guidewire Appoints Jeff Sloan as Board Member Veteran Technology Leader Brings Wealth of Experience to the Guidewire Board of Directors SAN MATEO, Calif., January 27, 2025 – Guidewire (NYSE: GWRE) today announced that it appointed Jeff Sloan to its Board of Directors effective January 21, 2025. “We are very excited to welcome Jeff Sloan to the Guidewire Board of Directors. With Guidewire Cloud Platform now established as the trusted platform used by P&C insurers globally, we are uniquely positioned to partner with insurers to drive continued growth and innovation. Jeff’s extensive executive leadership experience and expertise serving the financial services and technology industries will provide Guidewire valuable insight and perspective as we continue to grow,” said Michael Keller, chairman of the board, Guidewire. Jeff Sloan served as chief executive officer of Global Payments Inc. (NYSE: GPN), a leading worldwide provider of payment technology and software solutions, through June 2023. Prior to that, he was Global Payment’s president from 2010 to 2013 and was a partner at Goldman Sachs through 2010. During his tenure, he oversaw Global Payment’s ascension to the Fortune 500 as the leading technology-enabled, software-driven payments business worldwide. Since 2013, he has served on the board of directors of Corpay (NYSE: CPAY), a global leader in corporate payments. About Guidewire Guidewire is the platform P&C insurers trust to engage, innovate, and grow efficiently. More than 570 insurers in 42 countries, from new ventures to the largest and most complex in the world, rely on Guidewire products. With core systems leveraging data and analytics, digital, and artificial intelligence, Guidewire defines cloud platform excellence for P&C insurers. We are proud of our unparalleled implementation record, with 1,700+ successful projects supported by the industry’s largest R&D team and SI partner ecosystem. Our marketplace represents the largest solution partner community in P&C, where customers can access hundreds of applications to accelerate integration, localization, and innovation. For more information, please visit www.guidewire.com and follow us on X (formerly known as Twitter) and LinkedIn. Contact:

-2- Melissa Cobb Senior Public Relations Manager Guidewire Software, Inc. +1.650.464.1177 mcobb@guidewire.com ### NOTE: For information about Guidewire’s trademarks, visit https://www.guidewire.com/legal-notices